                          [QUALITY FOOD CENTERS LOGO]

DEAR SHAREHOLDER:

    You are cordially invited to attend the Quality Food Centers, Inc. ("QFC") Annual Meeting of Shareholders to be held at 9:00 a.m. on Tuesday, April 30, 1996, at the Red Lion Hotel/Bellevue, 300 112th Avenue SE, Bellevue, Washington.

    Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, we also will report on the operations of QFC and respond to any questions you may have.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the meeting, you will, of course, have the right to vote in person.

    I look forward to greeting you personally, and on behalf of the Board of Directors and management, I would like to express our appreciation for your interest in QFC.

                                          Sincerely,

                                          QUALITY FOOD CENTERS, INC.

                                                       [SIG]
                                          Stuart M. Sloan
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER
March 28, 1996

                          [QUALITY FOOD CENTERS LOGO]

                              10112 NE 10TH STREET
                           BELLEVUE, WASHINGTON 98004
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TUESDAY, APRIL 30, 1996
                            ------------------------

TO OUR SHAREHOLDERS:

    The Annual Meeting of Shareholders of Quality Food Centers, Inc. ("QFC" or the "Company") will be held at 9:00 a.m. local time on Tuesday, April 30, 1996, at the Red Lion Hotel/Bellevue, 300 112th Avenue SE, Bellevue, Washington, for the following purposes:

    1.  To elect three Class III directors;

    2. To consider and act upon a proposal to amend the Company's 1987 Incentive Stock Option Plan to reserve an additional 200,000 shares of the Company's common stock for issuance upon the exercise of options granted under the plan;

    3. To consider and act upon a proposal to amend the Company's 1990 Employee Stock Purchase Plan to reserve an additional 300,000 shares of the Company's common stock for issuance upon purchase of shares under the plan and to increase the number of shares of common stock issuable in any given payment period to 150,000;

    4. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 28, 1996; and

    5.  To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 8, 1996 are entitled to notice of, and to vote at, the meeting.

                                          By Order of the Board of Directors

                                                       [SIG]
                                          Marc W. Evanger
                                          SECRETARY
Bellevue, Washington
March 28, 1996

    EACH SHAREHOLDER IS URGED TO SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                           QUALITY FOOD CENTERS, INC.
                              10112 NE 10TH STREET
                           BELLEVUE, WASHINGTON 98004
                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                         INFORMATION REGARDING PROXIES

    This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Quality Food Centers, Inc. ("QFC" or the "Company") for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Tuesday, April 30, 1996, and at any adjournment thereof. Only shareholders of record on the books of the Company at the close of business on March 8, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the meeting.

    It is anticipated that these proxy solicitation materials and a copy of the Company's 1995 Annual Report to Shareholders will be sent to shareholders on or about March 29, 1996.

    If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified therein. In the absence of instructions to the contrary, such shares will be voted for the proposals set forth therein. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to Marc W. Evanger, Secretary of the Company, by executing another proxy dated as of a later date or by voting in person at the meeting.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    The only voting securities of the Company are shares of common stock, $.001 par value (the "Common Stock"), each of which is entitled to one vote. At March 8, 1996, the Record Date, there were issued and outstanding 14,444,827 shares of Common Stock. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting.

    The following table sets forth information, as of the Record Date, with respect to all shareholders known by the Company to be the beneficial owners of more than five percent of its outstanding shares of Common Stock. It also shows beneficial ownership for each director and nominee and for the executive officers. Except as noted below, each person has sole voting and investment power with respect to the shares shown.

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL      PERCENT OF SHARES
NAME AND ADDRESS (1)                                                           OWNERSHIP (2)         OUTSTANDING
---------------------------------------------------------------------------  ------------------  -------------------
Stuart M. Sloan (3)........................................................        1,817,882               12.3
Ronald A. Weinstein........................................................          295,559                2.0
Maurice F. Olson...........................................................          596,274                4.0
Zell/Chilmark Fund L.P. (4)(5).............................................        3,975,000               27.0
Samuel Zell (4)(5).........................................................        3,975,000               27.0
Joel S. Friedland (4)(5)...................................................        3,975,000               27.0
Sheli Z. Rosenberg (4)(5)..................................................        3,975,000               27.0
Dan Kourkoumelis...........................................................           97,723              *
Fred B. McLaren............................................................           11,800              *
John W. Creighton, Jr......................................................           13,075              *
Marc W. Evanger............................................................           60,651              *
American Express Financial Corporation.....................................        1,120,000                7.6
All executive officers and directors as a group (10 persons)...............        6,867,964               46.6

------------------------
 *  Denotes less than one percent.

(1) The business address of each shareholder identified as the beneficial owner of more than five percent of the Common Stock other than Zell/Chilmark Fund L.P. ("Zell Chilmark"), Messrs. Zell and Friedland, Mrs. Rosenberg and American Express Financial Corporation is 10112 N.E. 10th Street, Bellevue, Washington 98004. The business address of Zell Chilmark, Messrs. Zell and Friedland and Mrs. Rosenberg is Two North Riverside Plaza, Chicago, Illinois 60606. The business address of American Express Financial Corporation is IDS Tower 10, Minneapolis, Minnesota 55440.

(2) Includes shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Sloan, 118,900 shares; Mr. Olson, 3,333 shares; Mr. Weinstein, 11,000 shares; Mr. Kourkoumelis, 91,985 shares; Mr. McLaren, 11,000 shares; Mr. Creighton, 9,200 shares; Mr. Evanger, 56,284 shares; and all executive officers and directors as a group, 301,702.

(3) In connection with the Company's recapitalization that was completed in March 1995 (the "Recapitalization"), Mr. Sloan and the Company entered into a Standstill Agreement dated as of January 14, 1995 (the "Sloan Standstill Agreement") pursuant to which Mr. Sloan agreed that he will not take any of the following actions without the approval of a majority of the Company's disinterested directors, subject to specified limited exceptions: (a) sell or otherwise dispose of any Common Stock prior to March 29, 1997 (except for the sale by Mr. Sloan to Zell Chilmark of 2,975,000 shares of Common Stock (which occurred on January 16, 1996) and certain family related transactions); (b) form, join or participate in any other way in a partnership, voting trust or other "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Common Stock; (c) engage in certain specified takeover actions or take any other actions, alone or in concert with any other person, to seek control of the Company or otherwise seek to circumvent any of the foregoing limitations; or (d) engage in any material transaction with the Company. See "Certain Relationships and Related Transactions."

(4) By virtue of their positions with the entities that indirectly control the general partner of Zell Chilmark, Messrs. Zell and Friedland and Mrs. Rosenberg may be deemed to beneficially own the shares of Common Stock beneficially owned by Zell Chilmark. Messrs. Zell and Friedland and Mrs. Rosenberg disclaim beneficial ownership of such shares.

(5) In connection with the Recapitalization, Zell Chilmark and the Company entered into a Standstill Agreement dated as of January 14, 1995 (the "Zell Chilmark Standstill Agreement") pursuant to which Zell Chilmark has agreed that it and certain of its affiliates will not take any of the following actions without the approval of a majority of the Company's disinterested directors, subject to specified limited exceptions: (a) increase their ownership of Common Stock (or securities convertible into or exchangeable for Common Stock or other options or rights to acquire Common Stock) prior to June 30, 2000 beyond 30%; (b) sell or otherwise dispose of any Common Stock prior to March 29, 1997; (c) sell or otherwise dispose of any Common Stock during the two-year period following March 29, 1997 to any person or group that would own (to Zell Chilmark's knowledge) more than 5% of the outstanding Common Stock after such transfer; (d) form, join or participate in any other way in a partnership, voting trust or other "group" (as such term is defined under Section 13(d) of the Exchange Act), or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Common Stock;
    (e) engage in certain specified takeover actions or take any other actions, alone or in concert with any other person, to seek control of the Company or otherwise seek to circumvent any of the foregoing limitations; or (f) engage in any material transaction with the Company. See "Certain Relationships and Related Transactions."

                                   PROPOSAL I
                             ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide that the Board is divided into three classes: Class I, Class II and Class III. Each Class is as nearly equal in number as possible. Unless a director has been appointed to fill a vacancy or to fill a position that was created by increasing the number of directors, each director serves for a term ending at the third annual shareholders' meeting following the annual meeting at which elected. Each director serves until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Three Class III directors are to be elected at the Annual Meeting.

    Information as to the nominees and as to each other director whose term will continue after the 1996 Annual Meeting of Shareholders is provided below. The candidates elected will be those receiving the largest numbers of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected by such shares. Shares held by persons who abstain from voting on the election and broker "non-votes" will not be counted in the election. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the nominees of the Board of Directors named below. Although the Board of Directors anticipates that the nominees will be available to serve as directors of the Company, should any of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

    The terms of a Recapitalization and Stock Purchase and Sale Agreement dated as of January 14, 1995 (the "Recapitalization Agreement") among the Company, Stuart M. Sloan and Zell Chilmark, provide that Samuel Zell and a second representative of Zell Chilmark will join the Company's Board of Directors. The Zell Chilmark Standstill Agreement provides that (i) Zell Chilmark will continue to have two representatives on the Company's Board as long as Zell Chilmark owns at least 10% of the outstanding Common Stock; (ii) the Company will not increase the size of its Board beyond nine members as long as Zell Chilmark is entitled to two Board representatives; and (iii) Zell Chilmark will vote its Common Stock for the election or removal of directors of the Company either (a) in accordance with the recommendations of a majority of the Company's independent directors or
(b) in the same proportion as the other shareholders vote on such matter. The Zell Chilmark Standstill Agreement also imposes limitations on how Zell Chilmark may vote its Common Stock with respect to any matter that would relate to a possible change in control of the Company.

NOMINEES FOR ELECTION -- CLASS III DIRECTORS (TERMS TO EXPIRE IN 1999)

    Dan Kourkoumelis, 45, became a director of the Company in April 1991. He joined the Company as a courtesy clerk in 1967 and his experience includes several ranks of store management and executive positions. Mr. Kourkoumelis was appointed Executive Vice President in 1983, Chief Operating Officer in 1987 and President in 1989. Mr. Kourkoumelis is a member of the Board of Directors of the Western Association of Food Chains and Washington State Food Dealers Association and serves as a director of Associated Grocers, Incorporated, Expeditors International of Washington, Inc. and Shurgard Storage Centers, Inc.

    Sheli Z. Rosenberg, 54, has been President and Chief Executive Officer since November 1994 of Equity Group Investments, Inc. and its subsidiary Equity Financial and Management Company, both privately owned real estate and corporate investment and management firms; and has been an executive officer and director for more than the past five years of both of these companies; has been Chairman of the Board of the law firm of Rosenberg & Liebentritt, P.C. since 1980; is a director of Anixter International Inc., Great American Management and Investment, Inc., Capsure Holdings Corp., Sealy Corporation, Falcon Building Products, Inc., American Classic Voyages Co., Revco D.S., Inc., Jacor
Communications, Inc. and CFI Industries, Inc.; is a trustee of Equity Residential Properties Trust; was an executive officer and director until October 4, 1991 of Madison Management Group, Inc. which filed a petition under Chapter 11 of the Bankruptcy Code in November 1991; and has been Vice President of First Capital Benefit Administrators, Inc., which filed a petition under the federal bankruptcy laws in January 1995.

    Ronald A. Weinstein, 55, served as a director of the Company from June 1986 to March 1987 and became a director again in February 1988. He was a principal of Sloan Capital Companies, a private investment company, from 1984 to July 1991. From February 1989 until April 1991, Mr. Weinstein served as Executive Vice President of Merchandising at Egghead, Inc., a reseller of microcomputer software. Mr. Weinstein serves as Chairman of B & B Auto Parts, Inc. and is a director of Molbak's, Inc. and Coinstar, Inc.

    Joel S. Friedland, who served as a Class III director since April 1995, has decided not to stand for re-election.

CONTINUING -- CLASS I DIRECTORS (TERMS TO EXPIRE IN 1997)

    John W. Creighton, Jr., 63, became a director of the Company in December 1989. He has served since 1988 as President and a director, and since August
1991 as Chief Executive Officer, of Weyerhaeuser Company, a forest products company. Mr. Creighton serves as a director of Washington Energy Company, Portland General Corporation and Unocal.

    Fred B. McLaren, 61, became a director of the Company in 1988. Since 1974 he has been the President and, since 1972, a director, of Hughes Markets Inc., a privately-held chain of 54 supermarkets headquartered in Irwindale, California, and since 1987 has been Chairman and Chief Executive Officer of Santee Dairies, Inc. Mr. McLaren is past President of the Western Association of Food Chains and a former director of Certified Grocers of California. He currently is a director of the Food Marketing Institute and a member of the Food Employers Council Executive Committee.

    Samuel Zell, 54, became a director of the Company on March 29, 1995. Mr. Zell is, and since 1981 has been, Chairman of the Board of Equity Financial and Management Company and, since 1986 has been, Chairman of the Board of Equity Group Investments, Inc.; is, and since mid-1990 has been, one of two individuals who control the general partners of the general partner of Zell Chilmark; is, and since 1985 has been, Chairman of the Board of Anixter International Inc., a company engaged in the distribution of wiring systems products; is, and since 1983 has been, Chairman of the Board, and from 1990 through 1994 was Chief Executive Officer and President, of Great American Management and Investment, Inc., a diversified company with interests in manufacturing, agriculture, chemicals and fertilizers and financial services; from 1987 has served as Chairman of the Board and Chief Executive Officer of Capsure Holdings Corp., a company engaged in the business of speciality property and casualty insurance; is, and since 1992 has been, Co-Chairman of Revco D.S., Inc., a company that operates a chain of retail drug stores; and from August 1993 to the present has been Chairman of the Board of American Classic Voyages Co., a provider of overnight cruises in the United States; is, and since 1993 has been, Chairman of the Board of Equity Residential Properties Trust, a self-administered, self-managed equity real estate investment trust; and from June 1994 to the present has been Chairman of the Board of Falcon Building Products, Inc., a manufacturer and supplier serving the residential and commercial construction and home improvement markets; and from 1993 to March 1995 was Co-Chairman, and from March 1995 to the present has been, Chairman of the Board and Chief Executive Officer of Manufactured Home Communities, Inc., a self-administered and self-managed equity real estate investment trust which owns and operates properties in 16 states. Mr. Zell is also a member of the board of directors of Sealy Corporation. Prior to October 4, 1991, Mr. Zell was President of Madison Management Group, Inc., which filed a petition under Chapter 11 of the Bankruptcy Code on November 8, 1991.

CONTINUING -- CLASS II DIRECTORS (TERMS TO EXPIRE IN 1998)

    Maurice F. Olson, 52, became a director of the Company on March 2, 1995. Mr. Olson was formerly Chairman and Chief Executive Officer of Olson's Food Stores, Inc. Mr. Olson is the controlling member of Olson Management Group, LLC, a real estate development and management company, and a member of the Board of Directors of Associated Grocers, Incorporated.

    Stuart M. Sloan, 52, became a director of the Company in 1985 and has been Chairman since June 1986. Mr. Sloan served as Chief Executive Officer of the Company from June 1986 to February 1987 and has been Chief Executive Officer since April 1991. Mr. Sloan is the founder and a principal of

Sloan Capital Companies. See "Certain Relationships and Related Transactions." Mr. Sloan served as President of Egghead, Inc. from February 1989 until July 1990, as Chief Executive Officer from February 1989 until April 1991 and as Chairman from January 1990 to September 1992. Mr. Sloan serves as a director of Anixter International Inc. and Cucina! Cucina!, Inc.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors of the Company held eight meetings during the fiscal year ended December 30, 1995. In addition, as allowed by Washington law, the Board of Directors took certain actions without a formal meeting one time during the last fiscal year.

    The Company has an Audit Committee consisting of Messrs. Creighton, Friedland, McLaren, Olson and Weinstein. Two meetings of the Audit Committee were held during the last fiscal year. The functions of the Audit Committee include: (i) reviewing the plan, scope and results of the independent audit and reporting to the full Board whether financial information is fairly presented and whether generally accepted accounting principles are followed; (ii) monitoring the internal accounting and financial functions of the Company to assure quality of staff and proper internal controls; and (iii) investigating conflicts of interest, ethics and compliance with laws and regulations.

    The Company has a Compensation Committee consisting of Messrs. Creighton, McLaren, Weinstein and Zell. Five meetings of the Compensation Committee were held during the last fiscal year and, as allowed by Washington law, the Compensation Committee took certain actions without formal meetings four times during the last fiscal year. The functions of the Compensation Committee include: (i) setting the compensation of the Company's executive officers; and
(ii) administering certain of the Company's stock option plans.

    The Board of Directors does not have a nominating committee.

DIRECTORS' FEES

    Directors who are not employees of the Company, and excluding Mr. Sloan, are paid an annual retainer fee of $10,000 plus $1,000 for each Board of Directors meeting attended in person and $250 for each teleconference, are reimbursed for their expenses incurred in attending such meetings, and are granted stock options under the Directors' Nonqualified Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each non-employee (non-affiliated) director of the Company is granted a non-qualified option to purchase 10,000 shares of Common Stock upon becoming a director. Each director also is granted a non-qualified option to purchase 1,000 shares of common stock on an annual basis. Options vest in equal annual installments over three years and terminate, to the extent not previously exercised, upon the occurrence of the first of the following events: (i) ten years after the date of grant; (ii) termination as a director for any reason other than death or disability; or (iii) 30 days after termination as a director due to death or disability. The exercise price for the options is the fair market value of the Common Stock on the date of grant. Upon exercise, the exercise price may be paid in cash, by certified or cashier's check or in shares of stock of the Company owned by a director. Options to purchase up to 100,000 shares of Common Stock are authorized under the Directors' Plan. At the end of fiscal year 1995, options to acquire an aggregate of 47,200 shares were held by four directors at an average exercise price of $21.33 per share. Options to purchase 1,000 shares were granted under the Directors' Plan to Messrs. Creighton, McLaren and Weinstein during fiscal year 1995 at an option price of $20.75 and options to purchase 10,000 shares were granted to Mr. Olson in 1995 at an option price of $24.125. Messrs. Zell and Friedland declined option grants as a matter of policy with any company in which Zell Chilmark has an investment.

                             EXECUTIVE COMPENSATION

    The following table shows the compensation for services rendered during fiscal years 1995, 1994 and 1993 for the Chief Executive Officer and the other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                         ANNUAL COMPENSATION         AWARDS
                                            FISCAL    --------------------------  -------------       ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR       SALARY ($)     BONUS ($)   OPTIONS (#)   COMPENSATION($)(2)
-----------------------------------------  ---------  ---------------  ---------  -------------  -------------------
Stuart M. Sloan .........................       1995       981,068(1)          0        58,900                0
 Chairman, Chief                                1994     1,151,757(1)          0        50,000                0
 Executive Officer                              1993     1,036,520(1)          0       100,000                0

Dan Kourkoumelis ........................       1995       275,000       145,000       130,000           35,996
 President, Chief                               1994       233,528       143,000        30,000           20,862
 Operating Officer                              1993       228,013       120,626        15,000           17,127

Marc Evanger ............................       1995       150,000        75,000       100,000           17,663
 Vice President, Chief                          1994       121,093        73,000        20,000           12,929
 Financial Officer                              1993       117,866        61,873        10,000           15,640

------------------------
(1) Mr. Sloan does not receive a salary or bonus from the Company. Since 1986, Sloan Capital Companies, which is controlled by Mr. Sloan, has received from the Company a management fee of 0.2% of the Company's total sales pursuant to a management agreement dated August 17, 1986. The management fee has not been adjusted during the term of the management agreement, which expires in June 1996, except that for the fourth quarter of 1995, the parties agreed that Mr. Sloan would accept options to purchase 58,900 shares of the Company's stock in lieu of the management fee, which would have been
    approximately    $479,000.   See   "Certain    Relationships   and   Related
    Transactions."

(2) These amounts represent the accrued Company contributions to the Quality Food Centers, Inc. Defined Contribution Profit Sharing Plan. The amounts for 1995 include cash compensation of $25,226 and $6,894 payable to Mr. Kourkoumelis and Mr. Evanger, respectively, representing the shortfall in contributions that would otherwise have been made had a $150,000 salary limit on compensation to be considered for profit sharing contributions not been imposed by the Internal Revenue Code.

    The Company has stock option plans pursuant to which options to purchase Common Stock are granted to officers and key employees of the Company. The following tables show stock option grants and exercises in fiscal year 1995 to or by the executive officers of the Company, and the year-end value of unexercised options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                       -------------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                         NUMBER OF                                                      RATES OF STOCK PRICE
                                         SECURITIES      % OF TOTAL                                   APPRECIATION FOR OPTION
                                         UNDERLYING    OPTIONS GRANTED                                        TERM (1)
                                          OPTIONS       TO EMPLOYEES      EXERCISE      EXPIRATION    ------------------------
                NAME                   GRANTED (#)(2)  IN FISCAL YEAR   PRICE ($/SH)       DATE         5% ($)       10% ($)
-------------------------------------  --------------  ---------------  -------------  -------------  -----------  -----------
Stuart M. Sloan......................        58,900            11.4          20.75(3)     09/28/2000      337,664      746,150

Dan Kourkoumelis.....................        30,000            15.8          20.50(4)     04/12/2005      386,770      980,151
                                            100,000            19.4          20.25(5)     04/23/2005    1,273,511    3,227,328

Marc Evanger.........................        30,000            15.8          20.50(4)     04/12/2005      386,770      980,151
                                             70,000            13.6          20.25(5)     04/23/2005      891,458    2,259,130

------------------------
(1) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five or ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

(2) The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. Stock options granted to Messrs. Sloan, Kourkoumelis and Evanger were granted pursuant to the 1993 Executive Stock Option Plan. The options granted to Mr. Sloan, which were in lieu of the fourth quarter management fee of approximately $479,000, vested immediately upon grant and expire after five years. The options granted to Messrs. Kourkoumelis and Evanger vest in equal annual installments over five years and expire after 10 years.

(3) The options were granted on September 29, 1995, at fair market value.

(4) The options were granted on April 13, 1995, at fair market value.

(5) The options were granted on April 24, 1995, at fair market value.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                    VALUE OF
                                                                               NUMBER OF           UNEXERCISED
                                                                          UNEXERCISED OPTIONS     IN-THE-MONEY
                                                                            AT FISCAL YEAR      OPTIONS AT FISCAL
                                                                                END (#)          YEAR END ($)(1)
                                                                          -------------------  -------------------
                                            SHARES ACQUIRED     VALUE        EXERCISABLE/         EXERCISABLE/
                                            ON EXERCISE (#)  REALIZED ($)    UNEXERCISABLE        UNEXERCISABLE
                                            ---------------  -----------  -------------------  -------------------
Stuart M. Sloan...........................             0              0       108,900/100,000             73,625/0

Dan Kourkoumelis..........................        31,794        641,817        65,985/171,000      283,074/220,000

Marc Evanger..............................        25,931        529,787        36,284/127,200      117,663/167,500

------------------------
(1) Value is (i) the fair market value at fiscal 1995 year end ($22.00 per share) less the option exercise price times (ii) the number of shares.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation of the Company's executive officers is determined by the Compensation Committee, which is comprised solely of outside directors.

    The policy of the Compensation Committee in determining executive compensation is that such compensation should (i) reflect Company performance,
(ii) reward individual performance, (iii) align the interests of the executives with the long-term interests of the shareholders and (iv) assist the Company in attracting and retaining key executives critical to the long-term success of the Company.

    Executive compensation, other than for the Company's Chairman and Chief Executive Officer, consists primarily of (i) base salary, (ii) a bonus and (iii) the grant of stock options. Base salary is determined at or about the beginning of a fiscal year while bonuses are determined at the end of the fiscal year, thereby allowing the Compensation Committee to take into account Company and individual performance in determining a significant portion of an executive's compensation. Stock option grants generally are determined at the end of the fiscal year but may occur at any time.

    The base salary for such executive officers is fixed at levels the Compensation Committee believes are at the low range of the salaries paid to executive officers having similar positions at public companies in the retail food chain industry based upon reports, salary surveys and input from compensation consultants. The other public retail food chain companies considered relevant for salary comparison purposes include some that are in the S&P Retail Stores -- Food Chains Index which is plotted in the performance graph following this report and some that are not. A relatively low base salary permits the Compensation Committee to rely significantly on bonuses to reflect Company and executive performance. There is no target percentage of total cash compensation that the Compensation Committee expects to be represented by bonuses. The Compensation Committee believes that total cash compensation paid to such executive officers in 1995 was in the medium range of the compensation paid by the relevant other public retail food chain companies.

    Bonuses are discretionary and are determined subjectively, with the Compensation Committee taking into account Company and individual performance. Both financial and non-financial factors, including the Company's growth, increases in operating income and increases in the executive's responsibilities, are considered but no predetermined goals are set that need to be met before bonuses are paid.

    The Compensation Committee grants stock options to its executive officers pursuant to the Company's 1993 Executive Stock Option Plan and 1987 Incentive Stock Option Plan. Such awards are designed to align a significant portion of executive compensation with shareholder interests as well as provide long-term incentives to the executive. The Compensation Committee considers the amount of options granted to the executive officer in prior years as well as his position. The stock option grants are discretionary and are determined subjectively. There is no target percentage or range of overall executive compensation that the Committee expects to be represented by stock option grants. The number of stock options granted to executive officers of the Company in 1995 were increased significantly to provide additional incentives to such officers as the Company enters its new phase of growth.

    The policy of the Compensation Committee regarding executive compensation also generally applies to the compensation of the Company's employees. In fiscal year 1995, the Company awarded bonuses in the aggregate amount of $3,488,192 to 514 employees other than the executive officers and granted options to purchase 213,050 shares of Common Stock to 634 of such employees.

    For fiscal year 1995, Mr. Sloan, through Sloan Capital Companies, was paid a management fee of 0.2% of the Company's total sales for the first three fiscal quarters of 1995 pursuant to a management agreement that was entered into in 1986. Mr. Sloan and the Company exchanged the management fee that would have been payable for the fourth quarter of 1995, which would have been approximately $479,000, for stock options to purchase 58,900 shares of Common Stock. The grant was made in September 1995, at the same time grants were made to other employees of the Company. The number of option shares granted in lieu of the management fee was determined using the "Binomial" model adapted for use in valuing executive stock options. The management fee was negotiated between Mr. Sloan and the Company in connection with Mr. Sloan's acquisition of the Company in 1986. The management agreement expires in June 1996.

    The Compensation Committee believes Mr. Sloan should receive stock options to provide additional incentive to improve long-term performance of the Company's stock from current levels. In addition to the grant that was made in lieu of the management fee, an additional grant of stock options to purchase 50,000 shares was made in February 1996, at fair market value.

                                          COMPENSATION COMMITTEE

                                          Fred B. McLaren, Chairman
                                          John W. Creighton, Jr.
                                          Ronald A. Weinstein
                                          Samuel Zell

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Messrs. Creighton, McLaren, Weinstein and Zell. Mr. Sloan, the Company's Chairman and Chief Executive Officer, is a director and serves on the compensation committee of Anixter International Inc. Mr. Zell is the Chairman of the Board of Anixter International Inc.

    In connection with the Recapitalization, the Company issued to Zell Chilmark 1,000,000 shares of Common Stock at $25 per share on March 29, 1995. Mr. Zell indirectly controls the general partner of Zell Chilmark. See "Certain Relationships and Related Transactions."

                               PERFORMANCE GRAPH

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG QUALITY FOOD CENTERS, INC.
            S&P 500 INDEX AND S&P RETAIL STORES -- FOOD CHAINS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

YEARS ENDING      QUALITY FOOD CENTERS, INC       S&P 500 INDEX      RETAIL (FOOD CHAINS)
Dec90                                    100.00            100.00                     100.00
Dec91                                    163.29            130.47                     105.51
Dec92                                    186.08            140.41                     137.96
Dec93                                    125.95            154.56                     133.82
Dec94                                    123.89            156.60                     143.24
Dec95                                    113.21            215.45                     183.48

    The above comparison assumes $100 invested in the Company's Common Stock, the S&P 500 Index and the S&P Retail Stores -- Food Chains Index on December 31, 1990.

                                  PROPOSAL II
                 AMENDMENT TO 1987 INCENTIVE STOCK OPTION PLAN

    On February 21, 1996, the Company's Board of Directors amended the 1987 Incentive Stock Option Plan (the "Plan") to increase from 1,500,000 to 1,700,000 the number of shares of Common Stock authorized for issuance upon the exercise of options granted under the Plan, subject to approval by the shareholders at the Annual Meeting of Shareholders. Currently, 302,770 shares remain available for future grants under the Plan.

    The Board of Directors of the Company believes it is in the best interests of the Company to increase the number of shares authorized under the Plan. Such an increase would enable the Company to continue to attract high-quality employees and to retain the services of current employees by enabling them to obtain a proprietary interest in the Company. The Board believes that stock ownership by employees also serves to make their interests consistent with the interests of the other shareholders of the Company.

    DESCRIPTION OF THE PLAN. The Plan provides for the grant of options to officers and key employees of the Company to acquire shares of Common Stock. Approximately 630 individuals were eligible to receive options under the Plan as of December 30, 1995. Options granted under the Plan are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors has delegated administration of the Plan to the Compensation Committee, including the authority to determine the exercise price, size and vesting schedule of options. The exercise price of all options granted under the Plan must be no less than the fair market value of the Common Stock (110 percent of fair market value for shareholders owning more than ten percent of the combined voting power of all classes of stock of the Company) on the date the option is granted. Options are non-transferable except by will or the laws of descent and distribution. Options vest in equal annual installments over five years and terminate ten years after grant (five years in the case of shareholders owning more than ten percent of the combined voting power of all classes of stock of the Company). Options may be exercised for a period of one month following termination of employment, except that under certain circumstances options expire at the time of termination of employment.

    If the Company is a party to a reorganization in which the Company is either the surviving or resulting corporation, or is not the surviving or resulting corporation but options to purchase the Company's stock are assumed by the surviving or resulting corporation, any option granted under the Plan shall apply to the number and type of securities to which a holder of the number of shares of Common Stock subject to the option would be entitled under the terms of the reorganization. The Board of Directors may, at any time, modify or amend the Plan and any option granted thereunder, except that no amendment with respect to an outstanding option may be made over the objection of the optionee.

    The purchase price of option shares may be paid in cash, by certified or cashier's check, in shares of the Company's Common Stock already owned by the option holder or, with the permission of the Board of Directors, by having shares withheld from the number of shares of Common Stock to be received by the option holder. Shares used in payment shall be valued at their fair market value. The last sale price of the Company's Common Stock as reported by the Nasdaq National Market on March 8, 1996 was $22.50.

    The proposed amendment to the Plan requires the affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting. An abstention from voting will have the effect of a vote against. Broker "non-votes" will have no effect.

    FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE STOCK OPTIONS. The following description of federal income tax consequences addresses the tax consequences for "Incentive Stock Options" ("Incentive Stock Options" or "Options") as defined in Section 422 of the Code. Although the Company believes the following statements are correct based on existing provisions of the Code and the legislative history and administrative and judicial interpretations thereof, no assurance can be given that legislative, administrative or judicial changes or interpretations will not occur that would modify such statements.

    The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Code Section 401(a).

    Holders of Incentive Stock Options will not recognize income as a result of the grant or exercise of an Incentive Stock Option. However, the difference between the purchase price of shares issued pursuant to the exercise of an Incentive Stock Option and the fair market value of such shares at the date of exercise of the option will be included in income for the purpose of calculating the alternative minimum tax. As a general rule, stock acquired pursuant to the exercise of Incentive Stock Options is subject to tax at the time of its subsequent sale or disposition.

    In order for an optionee to receive the favorable tax treatment provided by Code Section 421(a) for Incentive Stock Options, certain requirements set forth in Code Section 422 must be satisfied. The optionee must be an employee of the corporation granting the Option or of a parent corporation of such corporation that assumes a stock option pursuant to a merger, consolidation or certain similar transactions described in Code Section 424(a). In general, the optionee must be an employee at all times within the period beginning on the date of grant of the Option and ending on a date within three months before the date of exercise or, in the case of an optionee who dies while holding an option, the date of death. In the case of an optionee who becomes disabled while holding an option, the three month period is extended to one year.

    In  order for options to qualify  for Incentive Stock Option treatment under
Section 421(a) of the Code, the following additional conditions must be satisfied. The Incentive Stock Option must be granted pursuant to a plan specifying the aggregate number of shares to be issued and the employees, or class of employees, eligible to receive Options. Such plan must be approved by the shareholders of the corporation within twelve months before or after the date of adoption of the plan. The Option price must be not less than the fair market value of the stock at the date of grant of the Option. The Option must be granted within ten years from the earlier of (i) the date of adoption of the plan or (ii) the receipt of shareholder approval for the plan; and by its terms must not be exercisable after ten years from the date it is granted. The Option by its terms cannot be transferable, except by will and by the laws of descent and distribution. During the optionee's lifetime, the Option can be exercised only by the optionee. At the time of the grant, the optionee cannot own, directly or indirectly, more than ten percent of the total combined voting power or value of the corporation unless the Option exercise price is at least 110 percent of the fair market value of the stock on the date of grant of the Option and the exercise period of the Incentive Stock Option is by its terms limited to five years. Finally, the aggregate fair market value (determined at the time of the grant(s)) of the stock for which Incentive Stock Options are exercisable for the first time by any individual in any calendar year under all relevant plans of an issuer cannot exceed $100,000. This limitation is applied by taking options into account in the order in which they were granted.

    Any gain or loss realized as a result of the sale or other disposition of shares issued upon exercise of an Incentive Stock Option will be long-term capital gain or loss if the disposition occurs more than one year following exercise and two years following the grant of the Option. If the disposition occurs before the one- and two-year periods have elapsed (a "Disqualifying Disposition"), the optionee will be required, at the time of the disposition, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock as of the date of exercise as ordinary income and the excess, if any, as short-term or long-term capital gain, depending on how long the shares have been held following exercise. Any loss sustained on the disposition of shares issued upon exercise of the Option will be a capital loss. An optionee's tax basis in shares issued on exercise of an Incentive Stock Option for which the exercise price is paid solely in cash will be equal to the cash paid.

    Currently, the maximum rate on ordinary income is 39.6 percent. The maximum rate applicable to net capital gains is 28 percent.

    Currently, the alternative minimum tax rates are 26 percent for a taxpayer's first $175,000 of alternative minimum taxable income over the exemption amount and 28 percent on amounts in excess thereof. The exemption amounts are currently $45,000 for joint returns, $33,750 for single returns and $22,500 for married taxpayers filing separately and are reduced by 25 percent of the amount by which the alternative minimum taxable income exceeds $150,000 for joint returns, $112,500 for single returns and $75,000 for married taxpayers filing separately. The portion of a taxpayer's minimum tax attributable to certain items included in income for purposes of alternative minimum tax (including the spread with respect to the exercise of an Incentive Stock Option) may under certain circumstances be credited against the taxpayer's regular tax liability in later years.

    The Company is entitled to a compensation expense deduction with respect to an Incentive Stock Option only if the stock received upon exercise of the Option is later sold in a Disqualifying Disposition, and the amount of the deduction will be equal to the amount that the optionee recognizes as ordinary income as a result of the Disqualifying Disposition, provided that such amount, when added to any other compensation paid to the optionee is reasonable and otherwise deductible under the Code.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE 1987 INCENTIVE STOCK OPTION PLAN.

                                  PROPOSAL III
              AMENDMENTS OF THE 1990 EMPLOYEE STOCK PURCHASE PLAN

    On February 21, 1996, the Board of Directors amended the 1990 Employee Stock Purchase Plan (the "Purchase Plan") to increase from 500,000 to 800,000 the number of shares of Common Stock available for purchase under the Purchase Plan. On March 14, 1996, the Board of Directors amended the Purchase Plan to increase the number of shares of Common Stock that may be issued under the Purchase Plan in any given Payment Period (as hereinafter defined) from 100,000 to 150,000. Both amendments are subject to the approval by the shareholders at the Annual Meeting of Shareholders. A total of 359,835 shares of Common Stock have been purchased under the Purchase Plan since its inception, and a total of 140,165 shares remained available for purchase as of March 8, 1996. As of December 30, 1995, payroll deductions of approximately $1,357,000 were accrued for purchase of shares on March 31, 1996. The Board of Directors believes the Purchase Plan has contributed to strengthening the incentive of employees to achieve the objectives of the Company and its shareholders by encouraging employees to acquire a greater proprietary interest in the Company.

    The proposed amendments to the Plan require the affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting. An abstention from voting will have the effect of a vote against. Broker "non-votes" will have no effect. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of the amendment.

    The Purchase Plan was adopted by the Company's Board of Directors in January 1990 and approved by its shareholders in April 1990. The Purchase Plan currently provides that 500,000 shares of the Company's Common Stock be reserved for issuance upon exercise of purchase rights granted thereunder. Employees are eligible to participate, with certain exceptions, if they are employed by the Company for at least 8 hours per week and for at least five months during the year. At December 30, 1995, the number of eligible participants was approximately 1,268. Employees who immediately after receiving an option grant would own 5% or more of the voting stock of the Company are not eligible to participate in the Purchase Plan.

    Each person electing to participate in the Purchase Plan must execute and deliver to the Company an enrollment agreement which indicates the amount to be deducted from the participant's paychecks. The deduction may not be less than $5 per pay period or greater than 10% of the participant's base pay. No participant may purchase more than 400 shares of Common Stock in any given Payment Period (as hereinafter defined) and no more than 100,000 shares of Common Stock may be issued in any given Payment Period, which will be increased to 150,000 shares if the proposed amendment is approved by the shareholders. Deductions are accumulated for an annual period beginning April 1 (the "Offering Date") and ending on March 31 (the "Payment Period"). For each Payment Period, on the Offering Date, the Company will grant to each participant an option to purchase on the last day of such Payment Period at a price determined as described below (the "Option Price") the number of full shares of Common Stock of the Company that such participant's accumulated payroll deductions on the last day of such Payment Period will purchase at the Option Price. The Option Price for each Payment Period is the lesser of (i) 85% of the fair market value of the Company's Common Stock on the first business day of the Payment Period or (ii) 85% of the fair market value of the Company's Common Stock on the last business day of the Payment Period. The fair market value is the last sale price for the Common Stock as reported by the Nasdaq National Market on the first or last day of the Payment Period as the case may be. Such price on April 1, 1995 was $21.00. Such sale price on March 8, 1996 was $22.50.

                               NEW PLAN BENEFITS
                       1990 EMPLOYEE STOCK PURCHASE PLAN

                                                                                             DOLLAR      NUMBER OF
NAME AND PRINCIPAL POSITION                                                                VALUE ($)(1)  UNITS (2)
-----------------------------------------------------------------------------------------  -----------  -----------
Stuart M. Sloan .........................................................................           0            0
 Chairman, Chief Executive Officer

Dan Kourkoumelis ........................................................................       1,252          400
 President, Chief Operating Officer

Marc Evanger ............................................................................       1,252          400
 Vice President, Chief Financial Officer

All Executive Officers as a Group........................................................       2,504          800

All Directors who are not Executive Officers as a Group..................................           0            0

All Employees who are not Executive Officers as a Group..................................     261,406       83,483

------------------------
(1) Represents the difference between the exercise price on March 31, 1995 of $17.74 and the market price of the stock on such date of $20.875 multiplied by the number of shares.

(2) Represents the number of shares purchased on March 31, 1995 pursuant to the Purchase Plan. As of December 30, 1995, payroll deductions of $1,357,000 were accrued for purchase of shares on March 31, 1996. Messrs. Kourkoumelis and Evanger have each designated that the maximum of 400 shares be purchased under the plan on March 31, 1996.

    FEDERAL INCOME TAX INFORMATION. The following description addresses the federal tax consequences of participation in the Purchase Plan and is intended merely to provide basic information with respect to the tax treatment applied to the Purchase Plan. Although the Company believes the following statements are correct based on existing provisions of the Code, and the Treasury regulations promulgated thereunder and the legislative history and administrative and judicial interpretations thereof, no assurance can be given that legislative, administrative or judicial changes or interpretations will not occur that would modify such statements.

    Under Section 423(a) of the Code, the transfer of a share of stock to a participant pursuant to the Purchase Plan is entitled to the benefits of Section 421(a) of the Code. Under Section 421(a), a participant will not be required to recognize income at the time the option is granted or at the time the option is exercised. As the option price under the Purchase Plan is less than the fair market value of the stock on the date of grant, Section 423(c) of the Code requires that, provided the holding periods described below are met, when the shares of stock received pursuant to the Purchase Plan are sold or otherwise disposed of in a taxable transaction (or in the event of the death of the participant while owning such shares whether or not the holding period requirements are met), the participant will recognize compensation income (taxed as ordinary income) in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock at the time of such disposition or death over the amount paid for the shares or (ii) 15% of the stock's fair market value at the time the option was granted. The amount of compensation income recognized is added to the participant's basis in such shares. Any additional gain or loss resulting from the disposition, measured by the difference between the amount paid for the shares (plus the amount recognized as compensation income as described above) and the amount realized, will be taxed as long-term capital gain or loss. The compensation income recognized as a result of a participant's death, however, does not increase the basis of such shares in the hands of the participant's beneficiary or estate. No portion of the amount received pursuant to such a disposition will be subject to withholding for federal income taxes or be subject to FICA or FUTA taxes. The Company will not be entitled to any business expense deduction with respect to the Purchase Plan, except in connection with a disqualifying disposition as discussed below.

    In order for a participant to receive the favorable tax treatment provided in Section 421(a) of the Code, Section 423(a) requires that the participant make no disposition of the shares within two years from the date the option was granted nor within one year from the date such option was exercised and the shares were transferred to the participant. In addition, the participant must be an employee of the corporation granting the option (or of a parent or subsidiary of such corporation, as defined in Section 424(e) and (f) of the Code, or a corporation, or parent or subsidiary thereof, issuing or assuming the option in a transaction to which Section 424(a) applies) at all times within the period beginning on the date of the grant of the option and ending on a date within three months before the date of exercise.

    If a participant disposes of stock acquired pursuant to the Purchase Plan before the expiration of the holding period requirements set forth above, the participant will realize, at the time of the disposition, ordinary income to the extent the fair market value of the stock on the date the shares were purchased exceeds the Option Price. The amount of ordinary income recognized is added to the participant's basis in such shares. Any further gain or loss, measured by the difference between the fair market value of the stock on the date the shares were purchased and the amount realized on disposition, will be taxed as capital gain or loss. Income recognized as a result of such a disposition may be subject to the income tax withholding requirements of the Code and FICA withholding requirements, and the Company will withhold from a participant's wages such amounts as may be necessary to comply with such requirements. At the time of the disposition, the Company will be allowed a corresponding business expense deduction under Section 162 of the Code to the extent of the amount of the participant's ordinary income, provided such amount when added to any other compensation paid to the participant is reasonable and otherwise deductible under the Code and the Company's tax reporting obligations are satisfied.

    The Purchase Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Code Section 401(a).

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENTS TO THE PURCHASE PLAN.

                                  PROPOSAL IV
                       SELECTION OF INDEPENDENT AUDITORS

    The Company has selected Deloitte & Touche LLP to continue as its independent auditors for the fiscal year ending December 28, 1996. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement if they so desire and to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to a management agreement dated August 17, 1986 with Sloan Capital Companies (the "Management Agreement"), the Company pays Sloan Capital Companies a management fee in an amount not greater than 0.2% of QFC's total sales in exchange for general advisory and policy-making services. Stuart M. Sloan, the Company's Chairman and Chief Executive Officer, controls Sloan Capital Companies. Pursuant to the Management Agreement, $981,068 was paid for fiscal year 1995 representing 0.2% of sales for the first three quarters of 1995. No management fee was paid for the fourth quarter of 1995. Instead of the management fee, which would have been approximately $479,000, the Company issued stock options for 58,900 shares at fair market value to Mr. Sloan. The Management Agreement expires June 18, 1996.

    In August 1993, two partnerships which include Mr. Sloan acquired the 24-acre University Village Shopping Center, where one of the Company's stores is located and which is adjacent to an 8.8 acre parcel of land the Company acquired in 1991. In connection with the transaction the Company negotiated with the partnerships for certain property rights and lease modifications, which among other rights provide the Company with the right to be the exclusive grocery store in the center, the right to relocate its store and a lease term extension of 15 years. The Company paid $4,960,000 for these rights, which is being amortized over the life of the lease as leasehold interest. Rentals and common area and real estate tax reimbursements paid to the partnerships were at the same rates paid to the previous owner of the center and totaled approximately $683,000 for the fiscal year ended December 30, 1995.

    Pursuant  to the Recapitalization  Agreement, the Company  on March 29, 1995
(i) issued to Zell Chilmark 1,000,000 newly issued shares of Common Stock at $25 per share, (ii) completed a tender offer, purchasing 7,000,000 shares of Common Stock at $25 per share (the "Offer") and (iii) entered into a credit facility to finance the Offer. Samuel Zell and Joel S. Friedland, who became directors of the Company as a result of the Recapitalization, indirectly control the general partner of Zell Chilmark. See "Election of Directors." The Recapitalization was approved by a special committee of the Board of Directors consisting solely of outside directors.

    In connection with the Recapitalization Agreement, Mr. Sloan and Zell Chilmark entered into a Stock Purchase and Sale Agreement dated as of January 14, 1995, pursuant to which Mr. Sloan sold to Zell Chilmark on January 16, 1996, 2,975,000 shares of Common Stock owned by Mr. Sloan at $25 per share plus an additional amount equal to a 5% annual return on that base price calculated from March 17, 1995 through January 16, 1996.

    Also in connection with the Recapitalization Agreement, Mr. Sloan and the Company entered into the Sloan Standstill Agreement and Zell Chilmark and the Company entered into the Zell Chilmark Standstill Agreement. See footnotes (3) and (5) to the beneficial ownership table under "Voting Securities and Principal Holders."

    In connection with the merger of Olson's Food Stores, Inc. ("Olson's") into the Company, Maurice F. Olson, a director of the Company, received 592,941 shares of the Company's Common Stock and $18,000,000 in cash and members of his immediate family received an aggregate of 160,000 shares of such stock on March 1, 1995.

    Commencing March 2, 1995, the Company began leasing one of the former Olson's stores included in the merger from Olson Management Group, LLC ("OMG"), of which Mr. Olson is the controlling member. Annual lease payments paid to OMG under the lease were approximately $142,000 for fiscal year 1995.

    In April 1995, the Company purchased the equipment, inventory, prescription files and related assets of two pharmacies owned by OMG for approximately $150,000. These assets were subsequently transferred to two of the Company's nearby stores that operate in-store pharmacies.

    The Company purchased $1,673,000 in wholesale bakery goods from Signature Bakery, L.L.C., which is owned by members of Mr. Olson's immediate family, during fiscal year 1995.

                                 OTHER BUSINESS

    Management knows of no other business that will be presented for action at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

                         SHAREHOLDER PROPOSALS FOR THE
                      1997 ANNUAL MEETING OF SHAREHOLDERS

    Shareholder proposals to be presented at the 1997 Annual Meeting of Shareholders must be received at the Company's executive offices by November 28, 1996, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

    The Company's charter provides that advance notice of nominations for the election of directors or the proposal of business at an annual meeting must be submitted in writing and delivered to or mailed and received by the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that if less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must contain, among other things: (i) a brief description of the business desired to be brought before the annual meeting;
(ii) the name and address of the shareholder who intends to make the nomination or proposal; (iii) the class and number of shares of stock of the Company which are beneficially owned by such shareholder; (iv) a disclosure of any material interest of such shareholder in such business; and (v) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission. The chairman of the meeting may in his discretion determine and declare to the meeting that a proposal was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the proposal shall be disregarded.

                            SOLICITATION OF PROXIES

    This solicitation is made on behalf of the Board of Directors of the Company. Proxies may be solicited by officers, directors and employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger.

    The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

                                          By Order of the Board of Directors

                                                       [SIG]
                                          Marc W. Evanger
                                          SECRETARY
Bellevue, Washington
March 28, 1996

--------------------------------------------------------------------------------

                          QUALITY FOOD CENTERS, INC.
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints Stuart M. Sloan and Marc W. Evanger, and each of them, as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned the number of shares of common stock of Quality Food Centers, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 30, 1996, or at any adjournment thereof. The undersigned directs that this Proxy be voted as directed on the reverse side of this card.

 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2, 3 AND 4.

 Please sign exactly as your name appears below. When shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

                                                 Dated: ___________________,1996

                                                 _______________________________
                                                 Signature

                                                 _______________________________
                                                 Signature if held jointly

   YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THIS PROXY CARD PROMPTLY.

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
--------------------------------------------------------------------------------

                                                   Please mark
                                                  your votes as
                                                  indicated in
                                                  this example  /X/

                                 FOR all Nominees       WITHHOLD AUTHORITY (to
                               (except as indicated     vote for all nominees
                              to the contrary below)        listed below)
1. Election of Directors:
                                       / /                       / /
    Dan Kourkoumelis,
    Sheli Z. Rosenberg, and
    Ronald A. Weinstein

INSTRUCTIONS: To withhold authority
to vote for any individual nominee, print that nominee's name in the following space:

_________________________________________

                                                   FOR      AGAINST     ABSTAIN

2. Amend the Company's 1987 Incentive Stock        / /        / /         / /
   Option Plan to reserve an additional 200,000 shares of common stock for issuance upon exercise of options granted under this plan.

3. Amend the Company's 1990 Employee               / /        / /         / /
   Stock Purchase Plan to reserve an additional
   300,000 shares of common stock for issuance upon purchase of shares under the plan and to increase the number of shares of common stock issuable in any given payment period to 150,000.

      4. Ratification of the selection             / /        / /         / /
         of Deloitte & Touche LLP as
         the independent auditors of
         the Company.

                (Continued and to be signed on the other side)
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